     THIS MASTER AMENDMENT to the Key Executive Severance Agreement dated July 10, 1990, as amended April 18, 1995; the Key Executive Severance Agreement Stock Supplement dated July 10, 1990; and the Key Executive Severance Pension and SERP Supplement dated July 10, 1990 (the "Amendment") is entered into as of this 6th day of April, 1998, by and between BLESSINGS CORPORATION, a Delaware corporation (the "Company"), and JAMES P. LUKE (the "Key Executive").

     WHEREAS, the Board of Directors of the Company (the "Board") has heretofore provided certain severance benefits as outlined in the Key Executive Severance Agreement dated July 10, 1990, as amended April 18, 1995; the Key Executive Severance Agreement Stock Supplement dated July 10, 1990; and the Key Executive Severance Pension and SERP Supplement dated July 10, 1990, and provided certain other stock options and payments to the Key Executive, with the specific intent of both the Company and the Key Executive that, in the event of a change in control of the Company, payments and benefits to the Key Executive would not constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

     Therefore, the parties hereby agree to implement a procedure to avoid any payments to the Key Executive which could be considered an excess "parachute payment" for purposes of said Section 280G of the Internal Revenue Code. The parties agree to modify all existing severance, employment agreements and benefits to which the Key Executive is entitled. Accordingly, and notwithstanding any other provision of the referenced agreements and/or any other agreement, plan or entitlements to which the Key Executive is entitled, it is agreed that in no event shall the present value of all contract benefits payable to the Key Executive exceed

2.99 times the base amount of the average annual compensation, as determined under Section 280G of the Internal Revenue Code and the regulations thereunder, and the Key Executive shall be afforded the discretion as to which of the benefits to which he is entitled may be waived or reduced so as to ensure that the payments received by the Key Executive, in the aggregate, do not constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

     All determinations required to be made under this sectionAgreement, including whether payments would be excess "parachute payments" and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that serves as the Company's auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Key Executive within fifteen (15) business days after the Change in Control, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Key Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

     The Company reaffirms all of the other provisions and terms of all the other employment agreements heretofore in existence, except as modified herein.


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

     WITNESS the following signatures and seals this 6th day of April, 1998.

                                             BLESSINGS CORPORATION



                                             By:                         (SEAL)
                                                -------------------------
                                                John W. McMackin
                                                Chairman, Board of Directors


                                             KEY EXECUTIVE:



                                                                          (SEAL)
                                             -----------------------------
                                             James P. Luke



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